The Global X Funds have selected
PricewaterhouseCoopers LLP (PwC) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ending November 30, 2016.
The decision to select PwC was recommended by the Funds Audit Committee and was approved by the Funds
Board of Trustees on November 13, 2015. During the
Global X Funds fiscal years ended November 30,
2012, November 30, 2013, November 30, 2014 and
November 30, 2015, neither the Funds, their portfolios, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Global X Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-
K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).

The selection of PwC does not reflect any disagreements with or dissatisfaction by the Global
X Funds or the Funds Board of Trustees with the performance of the Global X Funds prior independent registered public accounting firm,
Ernst & Young, LLP (E&Y). The decision not to renew the engagement of E&Y, upon the completion of its audit for the fiscal year ended November 30, 2015 and the completion of related non-audit work, and the selection of PwC to perform the audit for the fiscal year ending November 30, 2016 was recommended by the Funds Audit Committee and approved by the Funds Board of Trustees. E&Ys report on the Global X Funds financial statements for the fiscal years ended November 30, 2012, November 30, 2013, November 30, 2014 and November
30, 2015 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Global X Funds fiscal years ended November 30, 2012, November 30, 2013,
November 30, 2014 and November 30, 2015 (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Global X Funds financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(iv) of Regulation S-K.